MEDIA ADVISORY

Spectrum Signal Processing to Host Fourth Quarter and Year-End Results
Conference Call and Live Audio Webcast

Burnaby, B.C., Canada - February 2, 2004 - Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY) will release its fourth quarter and year-end results after market close on Wednesday, February 25, 2004. At 1:30 pm Pacific / 4:30 pm Eastern time the same day, Pascal Spothelfer, Spectrum's President & CEO, will host a conference call to discuss the financial results for the fourth quarter and fiscal 2003.

To access the Spectrum Conference Call:

Date: Tuesday, February 25, 2004

Time: 1:30 pm Pacific / 4:30 pm Eastern

Dial-in number: 1.800.273.9672. A replay of the call will be available from February 25 to March 25 and can be accessed by dialing 1.416.695.5806 followed by the access code 1527375.

Web cast: The live audio web cast can be accessed on Spectrum's web site at www.spectrumsignal.com The replay will be available on Spectrum's web site until March 25, 2004.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing platforms for use in defense and communications infrastructure equipment. Spectrum's optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 17 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs and cellular base stations. More information on Spectrum and its flexCommTM product line is available at www.spectrumsignal.com.

TM flexComm is trademark of Spectrum Signal Processing Inc.

Spectrum Contact:
Brent Flichel
Investor Relations
Phone: 604.421.5422 ext. 247
E-mail: brent_flichel@spectrumsignal.com